SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 9, 2011
_________________________

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-3280	PUBLIC SERVICE COMPANY OF COLORADO	84-0296600
(a Colorado corporation)
1800 Larimer Street Suite 1100
Denver, Colorado 80202
(303) 571-7511

_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

In December 2010, Public Service Company of Colorado (PSCo) a Colorado Corporation and a wholly owned subsidiary of Xcel Energy Inc., filed a request with the Colorado Public Utilities Commission (CPUC) to increase Colorado retail gas rates by $27.5 million, effective in the summer of 2011.  In March 2011, PSCo revised its requested rate increase to $25.6 million.

The revised request was based on a 2011 forecast test year, a 10.90 percent return on equity (ROE), a rate base of $1.1 billion and an equity ratio of 57.10 percent.  PSCo proposed recovering $23.2 million of test year capital and operating and maintenance (O&M) expenses associated with several pipeline integrity costs plus an amortization of similar costs that have been accumulated and deferred since the last rate case in 2006.  PSCo also proposed removing the earnings on gas in underground storage from base rates.

On April 11, 2011, intervenors filed answer testimony.  The CPUC Staff recommended a rate decrease of approximately $20.1 million, based on the use of an historic test year (HTY), an ROE of 9.375 percent and an equity ratio of 51.82 percent.  The CPUC Staff also recommended certain adjustments to pipeline integrity costs, rate base items and pension and benefits.  On May 2, 2011, the CPUC Staff revised their recommendation to a $21.9 million rate decrease.

The Colorado Office of Consumer Counsel (OCC) recommended a rate decrease of approximately $1 million, based on an ROE of 9.0 percent, an equity ratio of 57.20 percent and by reducing cash working capital to reflect adjustments to interest on long-term debt.  The OCC also recommended adjustments to some O&M expenses, use of a HTY and recommended that gas stored underground remain in base rates rather than move to a rider.  The impact of including gas inventory in base rates would reduce PSCo’s fuel recovery by an additional $9 million.

PSCo filed rebuttal testimony on May 9, 2011 updating its case to reflect a request for a $20.4 million base revenue increase based on a 2011 forecast test year, a 10.80 percent return on equity (ROE), a rate base of $1.1 billion and an equity ratio of 57.10 percent.  PSCo updated its pension and benefit expense to reflect more recent information and its cash working capital calculation to reflect changes in payment patterns of commercial and industrial customers since institution of a late payment fee, and agreed to forego return on deferred integrity management program costs.  PSCo continued to support its test year, recovery of deferred integrity management costs, rider recovery of future integrity management costs, and removing underground storage from base rates.

Two parties filed cross answer testimony, AtmosEnergy Corporation and SourceGas LLC, supporting PSCo’s request for rider recovery of pipeline integrity management costs.  Hearings start May 23, 2011 and a decision is expected in June 2011.

Except for the historical statements contained in this 8-K, the matters discussed herein, including the expected impact of rate cases, are forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.  Actual results may vary materially.  Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy and NSP-Minnesota have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; or imposed environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; financial or regulatory accounting policies imposed by regulatory bodies; availability of cost of capital; employee work force factors; and the other risk factors listed from time to time by Xcel Energy and PSCo in reports filed with the Securities and Exchange Commission (SEC), including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy’s and PSCo’s Annual Report on Form 10-K for the year ended Dec. 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 11, 2011	Xcel Energy Inc.
(a Minnesota corporation)
Public Service Company of Colorado
(a Colorado corporation)

/s/ DAVID M. SPARBY
David M. Sparby
Vice President and Chief Financial Officer